Exhibit 23.2
Consent of Independent Auditors
We consent to the reference to our firm under the caption “Experts” in the prospectus contained in each of the Registration Statements (Form S-3 No. 333-160574 and No. 333-162406) of RehabCare Group, Inc., for the registration of up to $100,000,000 and up to $25,000,000, respectively, of its common stock with related preferred stock purchase rights, preferred stock, warrants, debt securities, and units, that are incorporated by reference into this Registration Statement (Form S-3) of RehabCare Group, Inc., for the registration of common stock with related preferred stock purchase rights, and to the incorporation by reference into this Registration Statement of our report dated April 22, 2009 (except for Note 14, as to which the date is November 5, 2009) with respect to the consolidated financial statements of Triumph HealthCare Holdings, Inc., included in RehabCare Group, Inc.’s Current Report on Form 8-K dated November 9, 2009, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Houston, Texas
November 11, 2009